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                                                                    EXHIBIT 4.7

                        FLORIDA DEPARTMENT OF EDUCATION
                     OFFICE OF STUDENT FINANCIAL ASSISTANCE
                        FLORIDA GUARANTEED LOAN PROGRAMS

                  LENDING INSTITUTION PARTICIPATION AGREEMENT

This Agreement is entered into for the purpose of participation in the Florida Guaranteed Loan Programs.

WHEREAS, The First National Bank of Chicago as Trustee for the PNC Student Loan Trusts hereinafter referred to as the "Lender," wishes to be able to secure loan insurance on loans made to or on behalf of students pursuing programs of postsecondary education pursuant to Title IV, Part B, of the Higher Education Act of 1965, as amended, hereinafter referred to as the "Act," and

WHEREAS, the Florida Department of Education, hereinafter referred to as the "Department," has qualified for reinsurance of such loans and having found that the Lender qualifies as an eligible lender under the provisions of the Act, the applicable parts of Title 34 of the Code of Federal Regulations (hereinafter referred to as "Federal Regulations"), Florida Statutes and the Rules of the State Board of Education (hereinafter referred to as "SBE Rules"), wishes to encourage the holding of such loans by the Lender,

NOW, THEREFORE, it is agreed that:

1. Within such limits as may be set by the Act, Federal Regulations, Florida Statutes and SBE Rules, the Department shall fully guarantee all loans held by the Lender which are reinsurable under the Act and Federal Regulations. The Act, the applicable Federal Regulations, the applicable Florida Statutes and SBE Rules are a part of this Agreement.

2. In making or servicing guaranteed loans to or on behalf of eligible borrowers, the Lender will assist them in securing such reductions in their obligations to pay interest on loans made by the Lender as they may be eligible to receive under the Act and Federal Regulations.

3. Due diligence in making, servicing, and collecting Florida guaranteed loans will be provided by the Lender as specified by Federal Regulations and SBE Rules.
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4.  The Lender will maintain transaction records and reports in such form and containing such information as the Department requires, and will afford access thereto as the Department or its authorized representatives may find necessary to assure correctness and to verify such records and reports.

5. The Department will supply the Lender with all forms and informational materials as are necessary to perform the requirements set forth by this Agreement. Any addition, substitution, or alteration of forms provided by the Department must be approved, in advance of their use, by the Department.

6. The Lender will provide notification to the Department when it acquires a loan for which the Department has issued a notice of loan guarantee. Regarding a guaranteed loan already held by the Lender, in order for a loan account to remain subject to the Department's guarantee obligation, the loan may be transferred only to another approved lender or eligible holder of Florida Guaranteed loans.

7. Payment of a note may be extended in whole or in part, and the provisions of the note may be modified without notice to and without affecting the liability of the Department, if such extension or modification complies with the requirements for notes under this Agreement, Federal Regulations and SBE Rules.

8. The Lender will notify the Department of any servicing or management of the Lender's guaranteed loan portfolio performed by an agent(s) other than the holder of record.

9. Whenever any guaranteed note shall be in default, or upon the death or total and permanent disability of a borrower, or upon adjudication in bankruptcy, the Department will, upon receipt of a properly documented claim from the Lender, purchase the total amount of principal and interest then due and owing to the Lender, in accordance with Federal Regulations and SBE Rules.

10. The Department shall maintain on deposit with the State Treasurer of Florida or State Board of Administration funds or negotiable securities representing no less than two percent (2%) of the total unpaid principal amount of all guarantees issued by the Department or the guaranteed portion of unpaid principal of all notes previously guaranteed by the Department exclusive of such portion as
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     may have been reinsured or guaranteed by the United States of America or an agency, department, or instrumentality thereof. A Statement of such funds and securities as of the close of the latest state fiscal year shall be furnished to the Lender upon request.

11. The Lender represents that the Lender is not currently the object of any directive issued by the U.S. Department of Education or any state or federal agency which has the potential to limit, suspend or terminate the Lender's eligibility to participate in the guaranteed loan programs. Further, the Lender will notify the Department on the same day it receives any such directives while this Agreement is in effect.

12. The Lender will not enter into any formal or informal agreement with any school regarding the availability of Florida guaranteed loans, and will not provide to or accept financial inducements from any school for making Florida guaranteed loans available to students attending a school.

13. The Lender shall not discriminate nor deny equal opportunity on the basis of race, religion, sex, creed, national origin, marital status, or veteran status in any decision material to participation in the Florida Guaranteed Loan Programs, such as but not limited to, loan eligibility determinations, or approval of deferments, forbearances, repurchases and loan consolidation or refinancing.

14. As a condition to the obligation of the Department herein, the Lender agrees to comply with all laws, rules, and regulations, currently in effect and as may be amended during the term of this Agreement, that are applicable to the transactions and loans which are to be guaranteed.

15. This Agreement shall apply only to loans made after the date of execution by the Department and may be terminated by the Lender by providing written notice to the Department thirty (30) days in advance of the termination date. If the Department intends to terminate this Agreement, the Department will establish the termination date in accordance with the provisions set forth in Federal Regulations and SBE Rules. The termination of this agreement shall not affect the coverage of loans guaranteed prior to such termination.

16. The Lender shall provide to the Department a Secretary's or Cashier's Certificate and a Certificate of Incumbency and Authenticity of Signatures, in the formats set out in Attachments 1 and 2, which are incorporated in and made a part of this Agreement by reference, or in a substantially equivalent format.
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     IN WITNESS WHEREOF, the parties have caused this instrument (which constitutes the entire Agreement of the parties and which shall not be amended except in writing or as stated herein) to be executed by their duly authorized officers.


FOR THE LENDER

As an officer of this lending institution, I agree that this institution and its representatives will comply with all laws, program regulations and rules under this Agreement.

/s/ JEFFREY L. KINNEY
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Signature of Official                               Date


JEFFREY L. KINNEY, Asst. Vice President
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Typed name of Official


FOR THE DEPARTMENT

/s/                                                          3/27/97
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Administrator, Federal Programs                     Date
Office of Student Financial Assistance
Florida Department of Education